Exhibit 99.1

ACE Limited Baerengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS FOURTH QUARTER 2011 OPERATING INCOME OF $663 MILLION,

COMBINED RATIO OF 92.9% AND OPERATING RETURN ON EQUITY OF 11.8%;

BOOK VALUE UP 7% AND TANGIBLE BOOK VALUE UP 8% FOR THE YEAR

ZURICH — January 31, 2012 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended December 31, 2011, of $2.20 per share, compared with $2.92 per share for the same quarter last year;(1) income excluding net realized gains (losses) was $1.94 per share, compared with $2.05 per share for the same quarter last year.(2) Book value and tangible book value increased 3% and 4%, respectively, in the quarter. Book value and tangible book value per share now stand at $72.76 and $58.43, respectively. Annualized operating return on equity for the quarter was 11.8%.(2) The property and casualty (P&C) combined ratio for the quarter was 92.9%.

Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2011	2010	Change	2011	2010	Change
Net income	$750	$1,001	(25)%	$2.20	$2.92	(25)%
Net realized gains (losses), net of tax	87	299	NM	0.26	0.87	NM

Income excluding net realized gains (losses), net of tax (2)	$663	$702	(6)%	$1.94	$2.05	(5)%

For the year ended December 31, 2011, net income was $4.65 per share, compared with $9.11 per share for 2010; income excluding net realized gains (losses) was $6.97 per share, compared with $7.79 per share for 2010. Book value increased $1.5 billion, up 7% from December 31, 2010, while tangible book value increased $1.4 billion, up 8%. Operating return on equity for the year was 10.7%. The P&C combined ratio for the year was 94.6%.

Full Year Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2011	2010	Change	2011	2010	Change
Net income	$1,585	$3,108	(49)%	$4.65	$9.11	(49)%
Net realized gains (losses), net of tax	(791)	451	NM	(2.32)	1.32	NM

Income excluding net realized gains (losses), net of tax (2)	$2,376	$2,657	(11)%	$6.97	$7.79	(11)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had a very good fourth quarter and year given the record natural catastrophe losses the industry incurred globally. The financial results once again demonstrated our conservative approach to risk management and underwriting as well as the benefits of a well-diversified global spread of business. After-tax operating income for the year was $2.4 billion, our operating ROE was nearly 11% and we produced a combined ratio of 94.6%. Per share book value grew 6% for the year, bringing three-year compound annual growth to almost 19%.

“Net premiums written grew 6% in the quarter and 12% for the year, driven primarily by our recent acquisitions, our global accident and health insurance business, our P&C business in Asia and Latin America, and our focused portfolio management approach to risk selection in our commercial P&C portfolio. Beginning in the third quarter, accelerating in the fourth and going into January, our commercial P&C business began to benefit from a firming market, where insurance prices in the U.S. and select markets overseas began to rise. Rates strengthened in most property and casualty classes in the U.S., with greater increases taking hold in classes where combined ratios are under significant industry stress.

“Our long-pursued strategy is to achieve product and geographic diversification on a global scale while maintaining underwriting discipline and trading market share for underwriting profit. This has given us greater balance between those product areas exposed to the P&C pricing cycle and those that are not. We continue to pursue opportunities for profitable growth in our businesses around the globe and we are well positioned to continue to do so into the future.”

Operating highlights for the quarter ended December 31, 2011, and full year were as follows: (1)

•	P&C net premiums written and earned increased 5% and 7%, respectively. For the year, P&C net premiums written and earned increased 12% and 14%, respectively.

•	Total company net premiums written and earned increased 6% and 7%, respectively, and for the year, increased 12% and 14%, respectively.

•

Total pre-tax catastrophe losses including reinstatement premiums were $155 million, of which $117 million was associated with the floods in Thailand, compared with $50 million for the fourth quarter of 2010. The catastrophe losses represent 4.6 percentage points of the combined ratio. For the year, total pre-tax catastrophe losses including reinstatement premiums were $899 million compared with $401 million in 2010.

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•	The P&C combined ratio was 92.9% compared with 90.3% last year. The P&C combined ratio for the year was 94.6% compared with 90.2% in 2010.

•	P&C underwriting income was $240 million compared with $310 million in 2010. For the year, P&C underwriting income was $731 million compared with $1.2 billion in 2010.

•

Favorable prior period development pre-tax was $123 million compared with $57 million in 2010, representing 3.6 percentage points of the combined ratio. The quarter included a reserve charge for our run-off businesses, including Brandywine, of $80 million, of which $67 million was a pre-tax addition to asbestos and environmental reserves. Favorable prior period development pre-tax for the year was $556 million compared with $503 million in 2010.

•

The current accident year combined ratio excluding catastrophe losses was 92.0% compared with 90.5% last year. For the year, the current accident year combined ratio excluding catastrophe losses was 92.2% compared with 91.1% in 2010.

•	The P&C expense ratio for the quarter was 29.8% compared with 32.1% last year, an improvement of 2.3 percentage points of the combined ratio.

•	Operating cash flow was $472 million for the quarter and $3.5 billion for the year.

•	Net loss reserves decreased $551 million in the quarter and increased $568 million for the year.

•	Net investment income for the quarter increased 6% to $565 million due to higher invested assets and higher distributions from private equity funds, partially offset by lower new money rates.

•	Annualized operating return on equity was 11.8% for the quarter and 10.7% for the year.(2)

•	Book value per share(2) increased 3% from $70.60 at September 30, 2011, to $72.76, and increased 6% from $68.59 at December 31, 2010.

•	Tangible book value per share(2) increased 4% from $56.28 at September 30, 2011, to $58.43, and increased 7% from $54.66 at December 31, 2010.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended December 31, 2011, include:

•	Insurance-North American: Net premiums written increased 7%. Adjusted for crop insurance, net premiums written increased 1%. The combined ratio was 91.0% compared with 90.1%.

•	Insurance-Overseas General: Net premiums written increased 4%. The combined ratio was 94.4% compared with 90.3%.

•	Global Reinsurance: Net premiums written decreased 8%. The combined ratio was 77.1% compared with 71.7%.

•	Life: Revenues increased 13%. Operating income was $90 million compared with $78 million.

Please refer to the ACE Limited Financial Supplement, dated December 31, 2011, which is posted on our website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

The company is issuing 2012 guidance. Operating income is expected to range between $6.65 and $7.05 per share. Catastrophe losses included in the estimate are $475 million pre-tax ($385 million after-tax), which is up from last year’s catastrophe loss guidance of $370 million pre-tax ($300 million after-tax). The operating income projections included in this guidance are for current accident year results only and by definition do not include any estimate for prior period reserve development. The company’s $6.85 per share guidance midpoint compares to the actual 2011 accident year result of $5.68 per share and 2011 original guidance midpoint of $6.30 per share.

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ACE will host its fourth quarter earnings conference call and webcast on Wednesday, February 1, 2012, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live and archived webcast at www.acegroup.com or by dialing 800-479-9001 (within the United States) or 719-325-2490 (international); passcode 4710339. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 4710339.

The ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE:ACE), the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acegroup.com

(1)	All comparisons are with the same period last year unless specifically stated.
(2)	Non-GAAP Financial Measures:

Operating income or income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially-owned entities because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income and gains (losses) from separate account assets that do not qualify for separate account reporting under generally accepted accounting principles (GAAP). P&C underwriting income and consolidated underwriting income are non-GAAP financial measures. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Annualized operating return on equity (ROE) or annualized ROE calculated using income excluding net realized gains (losses) is a non-GAAP financial measure. The ROE numerator includes income adjusted to exclude net realized gains (losses). The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments and the deferred tax component included in shareholders’ equity. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using income excluding realized gains (losses) is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Book value per common share is shareholders’ equity divided by the shares outstanding.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

See reconciliation of Non-GAAP Financial Measures on pages 20-21 in the Financial Supplement. These measures should not be viewed as a substitute for net income or return on equity determined in accordance with GAAP.

NM – not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and guidance, recent corporate developments and acquisitions, our products and product mix, economic outlook and insurance market conditions, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2011	December 31 2010

Assets
Investments	$55,676	$51,407
Cash	614	772
Insurance and reinsurance balances receivable	4,387	4,233
Reinsurance recoverable on losses and loss expenses	12,389	12,871
Other assets	14,439	14,072

Total assets	$87,505	$83,355

Liabilities
Unpaid losses and loss expenses	$37,477	$37,391
Unearned premiums	6,334	6,330
Other liabilities	19,178	16,660

Total liabilities	62,989	60,381

Shareholders’ equity
Total shareholders’ equity	24,516	22,974

Total liabilities and shareholders’ equity	$87,505	$83,355

Book value per common share (2)	$72.76	$68.59

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010

Gross premiums written	$4,864	$4,565	$20,831	$19,511
Net premiums written	3,630	3,422	15,372	13,708
Net premiums earned	3,831	3,572	15,387	13,504
Losses and loss expenses	2,286	1,971	9,520	7,579
Policy benefits	119	90	401	357
Policy acquisition costs	622	640	2,447	2,337
Administrative expenses	526	502	2,052	1,858

Underwriting income(2)	278	369	967	1,373

Net investment income	565	532	2,242	2,070
Net realized gains (losses)	83	305	(795)	432
Interest expense	63	62	250	224
Other income (expense):
Gains (losses) from separate account assets(2)	3	—	(36)	—
Other	6	(10)	(37)	16
Income tax expense	122	133	506	559

Net income available to holders of common shares	$750	$1,001	$1,585	$3,108

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$1.94	$2.05	$6.97	$7.79
Net income	$2.20	$2.92	$4.65	$9.11

Weighted average diluted shares outstanding	341.0	342.6	340.8	341.2

Loss and loss expense ratio	63.1%	58.2%	65.7%	59.2%
Policy acquisition cost ratio	16.6%	18.1%	16.0%	17.4%
Administrative expense ratio	13.2%	14.0%	12.9%	13.6%

Combined ratio	92.9%	90.3%	94.6%	90.2%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010

Gross Premiums Written

Insurance - North American	$2,394	$2,256	$10,360	$9,794
Insurance - Overseas General	1,856	1,750	7,616	6,992
Global Reinsurance	132	146	1,014	1,146
Life	482	413	1,841	1,579

Total	$4,864	$4,565	$20,831	$19,511

Net Premiums Written

Insurance - North American	$1,624	$1,519	$6,851	$5,797
Insurance - Overseas General	1,410	1,353	5,756	5,280
Global Reinsurance	132	143	979	1,075
Life	464	407	1,786	1,556

Total	$3,630	$3,422	$15,372	$13,708

Net Premiums Earned

Insurance - North American	$1,662	$1,511	$6,911	$5,651
Insurance - Overseas General	1,483	1,405	5,737	5,240
Global Reinsurance	249	268	1,003	1,071
Life	437	388	1,736	1,542

Total	$3,831	$3,572	$15,387	$13,504

Income Excluding Net Realized Gains (Losses) (2)

Insurance - North American	$342	$330	$1,177	$1,264
Insurance - Overseas General	173	229	703	813
Global Reinsurance	125	141	401	543
Life	90	78	348	300
Corporate	(67)	(76)	(253)	(263)

Total	$663	$702	$2,376	$2,657

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